Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

E*TRADE FINANCIAL CORPORATION

Pursuant to the provisions of § 242 of the

General Corporation Law of the State of Delaware

E*TRADE Financial Corporation, originally incorporated under the name of E*TRADE Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 30, 1996.

SECOND: On June 2, 2010, the Corporation amended and restated its Certificate of Incorporation, pursuant to the DGCL (the “Amended and Restated Certificate of Incorporation”).

THIRD: This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation as provided below.

1. Section (b) of Article SEVENTH of the Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

(b) Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, each Director elected at and after the annual meeting of stockholders of 2012 shall be elected for a term expiring at the next succeeding annual meeting of stockholders and until such Director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. For the avoidance of doubt, any Director elected prior to the annual meeting of stockholders of 2012 shall serve for the remainder of the term to which such Director was elected or until such Director’s earlier death, resignation or removal.

2. Section (c) of Article SEVENTH of the Amended and Restated Certificate of Incorporation is deleted in its entirety.

3 Sections (d) and (e) of Article SEVENTH of the Amended and Restated Certificate of Incorporation are re-lettered as Sections (c) and (d), respectively.

FOURTH: This Certificate of Amendment, which amends the provisions of the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of the Amended and Restated

Certificate of Incorporation and Section 242 of the DGCL by the requisite vote of the holders of the outstanding stock of the Corporation entitled to vote thereon at a meeting which was called and held upon notice in accordance with Section 222 of the DGCL.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed in its corporate name by its duly authorized officer.

Dated: May 10, 2012

E*TRADE FINANCIAL CORPORATION

By:	/s/ Karl Roessner
	Name:	Karl Roessner
	Title:	General Counsel and Corporate Secretary